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                                                                    Exhibit 99.3

[LOGO] News Corporation
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N E W S  R E L E A S E
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For Immediate Release              Contacts: Media - Andrew Butcher 212 852 7070
                                             Investors - Reed Nolte 212 852 7092

Fox Television Stations Announces Station Swap With Viacom
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NEW YORK, NY, August 8, 2001 - News Corporation, Fox Television Stations, Inc.
and Viacom Inc. today announced that they have entered into an Asset Exchange Agreement under which Fox Television Stations will exchange recently-acquired television station KBHK-TV in San Francisco, the nation's 5th largest market, for two Viacom stations, WDCA (TV) in Washington, D.C, the 8th largest market, and KTXH (TV) in Houston, Texas, the 11th largest market. All three stations are UPN network affiliates.

With this transaction, News Corporation creates two new duopolies in major markets and moves closer to full compliance with the Federal Communications Commission's order to reduce the audience reach of Fox's owned stations to the Commission's national audience limit.

If the exchanges are approved, Fox Television Stations' national audience reach would be reduced to approximately 39 percent when combined with the recently announced exchanges of KTVX-TV in Salt Lake City, Utah, and KMOL-TV in San Antonio, Texas, for WFTC-TV, a Clear Channel-owned station in Minneapolis, Minnesota .

The proposed acquisition of WDCA and KTXH would give Fox permissible duopolies in Washington, D.C, and Houston, in addition to the existing duopolies in New York, Los Angeles, Dallas, Phoenix and the proposed duopoly in Minneapolis.

News Corporation and Fox will shortly file with the FCC for the transfer of the station licenses and to operate duopolies in these markets.

The closing of the exchange under the Asset Exchange Agreement is subject to the approval of the Department of Justice, the Federal Trade Commission and the FCC and certain customary closing conditions. The closing of the exchange is anticipated to occur before the end of calendar 2001.

The News Corporation Limited (NYSE: NWS, NWS.A; ASX: NCP, NCPDP; LSE: NEWCP) is one of the world's largest media companies with total assets as of March 31, 2001 of approximately US$39 billion and total annual revenues of approximately US$14 billion. News Corporation's diversified global operations in the United States, Canada, the United Kingdom, continental Europe, Australia, Latin America and the Pacific Basin include the production and distribution of motion pictures and television programming; television, satellite and cable broadcasting; the publication of newspapers, magazines and books; the production and distribution of promotional and advertising products and services; the development of digital broadcasting; the development of conditional access and subscriber management systems; and the creation and distribution of popular on-line programming. For more information, please visit www.newscorp.com.


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